SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Filed by a Party other than the Registrant    [_]

Check the appropriate box:

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[X]	Definitive Proxy Statement

[_]	Definitive Additional Materials

[_]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

IMAGE SENSING SYSTEMS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Image Sensing Systems, Inc.
500 Spruce Tree Centre
1600 University Avenue West
St. Paul, Minnesota 55104
(651) 603-7700

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 19, 2004

TO THE SHAREHOLDERS OF IMAGE SENSING SYSTEMS, INC.:

        NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of Image Sensing Systems, Inc. will be held at 3:30 p.m. Central Time on Wednesday, May 19, 2004, at the Science Museum of Minnesota, 120 West Kellogg Boulevard, St. Paul, Minnesota, for the following purposes:

1.	To elect five directors to serve on the Board of Directors.

2.	To transact such other business as may properly come before the meeting.

        The Board of Directors has fixed the close of business on March 24, 2004 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

        We encourage you to take part in the affairs of your company either in person or by executing and returning the enclosed proxy card as promptly as possible. To ensure that your shares are represented, we request that you sign and return your proxy card whether or not you plan to attend the meeting.

BY ORDER OF THE BOARD OF DIRECTORS,

/s/   James Murdakes

James Murdakes
Chairman of the Board, Chief Executive Officer,
President and Secretary

Dated: April 19, 2004

We urge you to mark, sign and date the enclosed proxy and promptly mail it in the enclosed envelope, which requires no postage if mailed in the United States.

Image Sensing Systems, Inc.
500 Spruce Tree Centre
1600 University Avenue West
St. Paul, Minnesota 55104
(651) 603-7700

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 19, 2004

        This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Image Sensing Systems, Inc. for use at our annual meeting of shareholders to be held Wednesday, May 19, 2004, at 3:30 p.m., Central Time, at the Science Museum of Minnesota, 120 West Kellogg Boulevard, St. Paul, Minnesota and at any adjournment thereof. This proxy statement and the accompanying form of proxy are being sent or given to shareholders beginning on or about April 19, 2004, along with our 2003 Annual Report to Shareholders. We will pay all expenses in connection with the solicitation of proxies. In addition to solicitation by mail, our officers, directors and regular employees, who will receive no extra compensation for their services, may solicit proxies by telephone, facsimile or personally.

        Only shareholders of record at the close of business on March 24, 2004 are entitled to notice of and to vote at the meeting or at any adjournment thereof. On March 24, 2004, there were 3,294,677 shares of our common stock outstanding. Each share is entitled to one vote. Cumulative voting is not permitted.

        The affirmative vote of a majority of the shares of our common stock present in person or by proxy and entitled to vote at the annual meeting is required for the election of each director (provided that the total number of shares voted for the election of the director constitutes more than 25% of our outstanding shares). You may either vote “FOR” or “WITHHOLD” authority to vote for each nominee for the Board of Directors. The Board of Directors recommends a vote “FOR” each nominee. Shares represented by a proxy will be voted in the manner directed by a shareholder. If no direction is made, the proxy will be voted “FOR” the election of each nominee named in this proxy statement. If you submit your proxy but withhold authority to vote, your shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting, and your shares will be counted as unvoted for purposes of determining the approval of the nominee as to whom you have withheld authority. Withholding your authority to vote for one or more of the director nominees has the same effect as a vote against those nominees. If a broker submits a proxy that indicates the broker does not have discretionary authority as to certain shares to vote on one or more matters (a broker “non-vote”), those shares will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum at the meeting but will not be considered as present and entitled to vote with respect to such matters.

        You may revoke your proxy at any time before the proxy vote is cast at the annual meeting by giving written notice of revocation to Arthur J. Bourgeois, our Chief Financial Officer, by submitting a later-dated proxy or by voting in person at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to beneficial ownership of our common stock as of March 24, 2004 by (a) each person or entity known by us to own beneficially more than five percent of our common stock; (b) each director and nominee for election as a director of Image Sensing Systems; (c) each of our executive officers named in the Summary Compensation Table set forth under the caption “Executive Compensation” below; and (d) all of our directors and executive officers as a group.

        Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission and includes generally voting power and/or investment power with respect to securities. Shares of common stock issuable pursuant to stock options and convertible securities that are exercisable or convertible currently or within 60 days after March 24, 2004 are deemed outstanding for computing the beneficial ownership percentage of the person holding the options but are not deemed outstanding for computing the beneficial ownership percentage of any other person. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them. The address of each director and executive officer named below is the same as that of Image Sensing Systems.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding
Betty P. Papapanou	429,310	(1)	12.8%
2483 Albert St. No
Roseville, MN 55113

Brown Brothers Harriman & Co.	327,600	(2)	9.9%
59 Wall Street
New York, NY 10005

Walrus Partners, L.L.C	172,740	(3)	5.2%
8014 Olson Memorial, No. 232
Golden Valley, MN 55427

Mats Johan Billow	25,000	(4)	.8%
Arthur J. Bourgeois	7,000	(4)	.2%
Richard P. Braun	114,134	(4)(5)	3.4%
Michael G. Eleftheriou	24,000	(4)	.7%
Richard C. Magnuson	39,852	(6)	1.2%
Panos G. Michalopoulos	1,209,879	(1)(4)(7)(8)	35.1%
James Murdakes	65,526	(4)	2.0%
All directors and executive officers as a group (7 persons)	1,485,391	(4)	41.4%

_________________

(1)	Includes 372,310 shares of common stock held by Ms. Papapanou and 57,000 shares issuable pursuant to options exercisable within 60 days after March 24, 2004. In accordance with an agreement between Ms. Papapanou and Dr. Michalopoulos, Ms. Papapanou will vote all such shares consistent with the recommendations of the majority of our Board of Directors, unless Dr. Michalopoulos agrees in writing that she need not so vote with respect to a specific proposal.

(2)	We have relied upon the information supplied by Brown Brothers Harriman & Co. in a Schedule 13G furnished to us reporting information as of December 31, 2000. Brown Brothers Harriman & Co. has shared voting and investment power over the indicated shares.

(3)	We have relied upon the information supplied by Walrus Partners, L.L.C. in a Schedule 13G furnished to us reporting information as of December 31, 2003. Walrus Partners, L.L.C., has shared voting and investment power over the indicated shares.

(4)	Includes shares issuable pursuant to options exercisable currently or within 60 days after of March 24, 2004: for Mr. Billow, 25,000 shares; for Mr. Bourgeois, 7,000 shares, for Mr. Braun, 36,000 shares; for

Mr. Eleftheriou, 24,000 shares; for Dr. Michalopoulos, 156,000 shares; for Mr. Murdakes, 56,000 shares; for all directors and executive officers as a group, 304,000 shares.

(5)	Includes 52,000 shares held indirectly through a trust of which Mr. Braun is a trustee.

(6)	Includes 39,852 shares held by Operating Management, Inc., a corporation controlled by Mr. Magnuson.

(7)	Includes 360 shares held by Dr. Michalopoulos’ son, as to which Dr. Michalopoulos disclaims beneficial ownership.

(8)	Includes 153,750 shares held by Transatlantic Emporium & Technology Exchange LLC, a corporation controlled by Dr. Michalopoulos.

SECTION 16(a)  BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors and persons who beneficially own more than 10% of our common stock to file initial reports of ownership and reports of changes in ownership of our common stock with the Securities and Exchange Commission. Executive officers, directors and greater-than-10% beneficial owners are required by regulations of the Securities and Exchange Commission to furnish us with copies of all Section 16(a) reports they file. Based solely on a review of the copies of such forms furnished to us and written representations from the executive officers and directors, we believe that all of our executive officers, directors and greater-than-10% shareholders complied with all Section 16(a) filing requirements applicable to them for fiscal 2003.

ITEM I.  ELECTION OF DIRECTORS

        The business and affairs of Image Sensing Systems are managed under the direction of our Board of Directors, which presently is comprised of five members. Each of our directors is elected until the next annual meeting of shareholders and until the director’s successor has been elected and qualifies to serve as a director. The Board of Directors has nominated and recommends that you vote FOR the five nominees named below for election as directors. All of the nominees presently are members of the Board of Directors.

        Unless otherwise specified, the named proxies will vote FOR the election of the five nominees listed below. If for any reason any nominee shall be unavailable for election to the Board of Directors, the named proxies will vote for such other candidate or candidates as may be nominated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable to serve.

        The nominees for election to our Board of Directors provided the following information about themselves.

Richard P. Braun, age 78, director since 1994. Mr. Braun served as Director of the Center for Transportation Studies at the University of Minnesota from 1987 to 1994. From September 1993 to February 1995, Mr. Braun served as Chairman of the State of Minnesota’s Metropolitan Airports Commission, and he was Commissioner of Transportation for the State of Minnesota from 1979 to 1987. Mr. Braun retired from full-time employment in 1994. Mr. Braun is chairman of the Compensation and Stock Option Committee and a member of the Nominating Committee.

Michael G. Eleftheriou, age 59, director since April 2002. Since July 2001, Mr. Eleftheriou has served as President and Chief Executive Officer of Creative Publishing international, a Minneapolis-based publisher of how-to books and a premier publisher of nature, photography and wildlife books for children and adults. Prior to joining Creative Publishing international, Mr. Eleftheriou worked for more than 30 years in the information technology industry. From 1968 to 1997, he held various positions in engineering, software, product development, sales, marketing and general and administrative management at Control Data Corporation and Control Data Systems, Inc., a provider of computing and systems integration services that was spun off from Control Data Corporation in 1992. Mr. Eleftheriou served as Vice President, Systems Integration Services at Control Data Systems from 1997 to 1998, and as President, Systems Integration Services at Control Data Systems and its successor company Syntegra U.S.A., the global consulting and systems integration arm of British Telecommunications plc, from 1998 to November 2000. From November 2000 to July 2001, Mr. Eleftheriou provided executive consulting services to providers of web-based media. Mr. Eleftheriou is a member of the Audit, Compensation and Stock Option, and Nominating committees.

Richard C. Magnuson, age 62, director since 1990. Since 1997, Mr. Magnuson has served as Chairman and Chief Financial Officer of BioMedix, Inc., a medical device company. From 1995 to 1997 he operated his own management consulting firm, Operating Management, Inc. Mr. Magnuson served as President and Chief Executive Officer of Image Sensing Systems from 1991 to 1995 and as Vice President and Secretary during 1995. From 1988 to 1990, Mr. Magnuson worked with Image Sensing Systems as a private consultant. Mr. Magnuson is chairman of the Audit Committee and a member of the Nominating Committee.

Panos G. Michalopoulos, age 55, director since 1984. Dr. Michalopoulos, our founder, was Chairman of the Board of Image Sensing Systems from our inception in 1984 through 1999 and served as Chief Scientific Advisor from 1995 through 2000. Since 1977, Dr. Michalopoulos has been a professor in the Department of Civil Engineering at the University of Minnesota. Dr. Michalopoulos has more than 33 years of research, teaching, and consulting experience in traffic engineering operations and control. He has taught at several universities, consulted with many firms in the United States and abroad in the area of traffic control, and has worked as a traffic engineer. Dr. Michalopoulos is chairman of the Nominating Committee and a member of the Compensation and Stock Option committees.

James Murdakes, age 71, director since 1994. Mr. Murdakes was elected Chairman of the Board of Image Sensing Systems in February 2002 and was appointed Chief Executive Officer and President of Image Sensing Systems, Inc. in April 2002. He served as President and Chief Executive Officer of LSC, Inc., a Minneapolis-based systems integrator for computer network storage servers, from 1993 through 1996, and was Chairman of the Board of Directors and a management consultant to LSC in 1997. He was retired from full-time employment from 1998 to 2002.

        In addition to Mr. Murdakes, the other executive officers of Image Sensing Systems and their biographical information are as follows:

Mats Johan Billow,age 41, was appointed Managing Director of our wholly-owned subsidiary Flow Traffic Ltd. in June 2002 and was Vice President for International Business of Image Sensing Systems from February 2002 until June 2002. Flow Traffic distributes traffic management products and systems and provides marketing and technical support for a broad range of traffic technologies throughout Asia. Mr. Billow founded Flow Traffic in 1998 and served as its General Manager from its inception through June 2002. Between 1996 and 1998, Mr. Billow was the General Manager of Peek Ltd., the Asia-Pacific arm of Peek plc, a provider of products and services for improving traffic and the traveler environment, with responsibility for Peek’s traffic business in East Asia. During this time he managed Peek’s Chinese joint venture business and various traffic projects funded by the World Bank and Asian Development Bank. Mr. Billow served as a member of our Board of Directors from February 2002 through August 2002.

Arthur J. Bourgeois, age 63, has served as Chief Financial Officer and Treasurer since May 2002. From 1995 through October 1999, Mr. Bourgeois served in this same capacity for Image Sensing Systems, Inc. Mr. Bourgeois was retired from employment from October 1999 to May 2002. From 1965 through 1994, he practiced as a CPA and ended his professional public accounting career as an assurance partner with Ernst & Young LLP.

CORPORATE GOVERNANCE

Board Meetings and Committees

        The Board of Directors conducts its business through meetings of the Board and the following standing committees: Audit, Compensation and Stock Option, and Nominating. The current membership of these committees is indicated in the foregoing section. The Board of Directors held seven meetings during fiscal 2003. Each director attended at least 75% of the total meetings of the Board and Board committees on which the director served during fiscal 2003.

      Audit Committee

        The Audit Committee is responsible for the selection and compensation of the independent auditors, and it reviews with the auditors the scope of the annual audit, matters of internal control and procedure and the adequacy thereof, the audit results and reports and other general matters relating to our accounts, records, controls and financial reporting. The Audit Committee’s responsibilities are further described in the report of the Audit Committee on page 10 of this proxy statement. During fiscal 2003, the Audit Committee held nine meetings.

      Compensation and Stock Option Committee

        The Compensation and Stock Option Committee reviews and recommends to the Board of Directors the compensation guidelines and stock option grants for executive officers and other key personnel. During fiscal 2003, the Compensation and Stock Option Committee held three meetings.

      Nominating Committee

        In April 2004, the Board of Directors approved the establishment of the Nominating Committee. The Nominating Committee recommends new director nominees to the Board. The Nominating Committee operates under a written charter, which was adopted in April 2004 and which is available on our web site at www.imagesensing.com. All of the Nominating Committee members meet the existing independence requirements of the NASDAQ listing standards. Because the Nominating Committee was not established until fiscal 2004, no meetings of the Nominating Committee were held in fiscal 2003.

        The Nominating Committee determines the required selection criteria and qualifications of director nominees based upon our needs at the time nominees are considered. Directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our shareholders. In evaluating a candidate for nomination as a director of Image Sensing Systems, the Nominating Committee will consider criteria including business and financial expertise; geography; experience as a director of a public company; gender and ethnic diversity on the Board; and general criteria such as ethical standards, independent thought, practical wisdom and mature judgment. The Nominating Committee will consider these criteria for nominees identified by the Nominating Committee, by shareholders, or through some other source.

        The Nominating Committee will consider qualified candidates for possible nomination that are submitted by our shareholders. Shareholders wishing to make such a submission may do so by sending the following information to the Nominating Committee c/o Corporate Secretary at the address indicated on the Notice of Annual Meeting of Shareholders: (1) name of the candidate and a brief biographical sketch and resume; (2) contact information for the candidate and a document evidencing the candidate’s willingness to serve as a director if elected; and (3) a signed statement as to the submitting shareholder’s current status as a shareholder and the number of shares currently held.

        The Nominating Committee conducts a process of making a preliminary assessment of each proposed nominee based upon the resume and biographical information, an indication of the individual’s willingness to serve and other background information. This information is evaluated against the criteria set forth above and our specific needs at that time. Based upon a preliminary assessment of the candidate(s), those who appear best suited to meet our needs may be invited to participate in a series of interviews, which are used as a further means of evaluating potential candidates. On the basis of information learned during this process, the Nominating Committee determines which nominee(s) to recommend to the Board to submit for election at the next annual meeting. The Nominating Committee uses the same process for evaluating all nominees, regardless of the original source of the nomination.

        No candidates for director nominations were submitted by any shareholder in connection with the 2004 annual meeting.

Shareholder Communication with Directors

        Shareholders may communicate with our Board of Directors by sending a letter addressed to the Board of Directors or specified individual directors to:

The Office of the Corporate Secretary Image Sensing Systems, Inc. 500 Spruce Tree Centre1 600 University Avenue West St. Paul, MN 55104

Our Corporate Secretary will deliver such letters to a director that can address the matter, or to a specified director if so addressed.

Compensation of Directors

        Each of our non-employee directors receives an annual retainer for serving as a director. In fiscal 2003, each non-employee director received a total annual retainer of $10,000, with $4,000 paid immediately after the annual shareholders’ meeting and $500 paid each month during which the director served on the Board. Directors who are appointed to the Board at any time after the annual meeting receive a pro rata amount. In connection with their initial appointment or election to the Board, non-employee directors also are granted a non-incentive stock option to purchase 36,000 shares of our common stock. The option shares become exercisable in three equal installments on the first, second and third anniversary of the date of grant. These grants are made under our 1995 Long-Term Incentive and Stock Option Plan. Directors who are employees of Image Sensing Systems do not receive any compensation for their service on the Board of Directors, except that the Board of Directors has determined to continue paying Mr. Murdakes his annual retainer for service as a director in addition to his compensation for serving as our Chief Executive Officer and President (see “Employment Agreements” on page 8 of this proxy statement). On September 20, 2003, the Board granted Dr. Michalopoulos a non-incentive stock option to purchase 36,000 shares of our common stock. The option was granted under our 1995 Long-Term Incentive and Stock Option Plan, has an exercise price of $3.10 per share and was fully vested upon grant.

Policy Regarding Attendance at Annual Meetings

        We encourage, but do not require, our Board members to attend the annual meeting of shareholders. Last year all of our directors attended the annual shareholders meeting.

EXECUTIVE COMPENSATION

Summary Compensation Table

        The following table sets forth the cash and non-cash compensation awarded to or earned in the last three fiscal years by our chief executive officer and each of our other executive officers whose annual compensation paid by us in fiscal 2003 exceeded $100,000.

Name and Principal Position	Year	Annual Compensation		Long-term Compensation
		Salary($)	Bonus($)	Securities Underlying Options(#)	All Other Compensation($)

James Murdakes(1)	2003	96,000	25,000	—	10,000	(2)
Chairman of the Board, Chief Executive	2002	59,250	10,000	20,000 (3)	10,000	(2)
Officer and President	2001	—	—	—	10,000	(2)

Mats Johan Billow(4)	2003	203,325	34,085	—	10,166	(5)
Managing Director, Flow Traffic Ltd.	2002	203,333	30,184	100,000	4,600	(5)
and Vice President for International	2001	170,964	7,067	—	4,241	(5)
Business, Image Sensing Systems

Arthur J. Bourgeois(6)	2003	84,000	20,000	—	—
Chief Financial Officer	2002	48,000	10,000	21,000	—

_________________

(1)	Mr. Murdakes was appointed Chief Executive Officer and President on April 15, 2002. He commenced service as Chairman of the Board in February 2002.

(2)	Represents the annual retainer paid to Mr. Murdakes for his service on the Board of Directors.

(3)	Represents shares underlying a non-incentive stock option granted to Mr. Murdakes on February 12, 2002. The option was granted under our 1995 Long-Term Incentive and Stock Option Plan, has an exercise price of $2.35 per share and was fully vested upon grant.

(4)	Mr. Billow became Managing Director of our subsidiary Flow Traffic Ltd. in June 2002 and served as Vice President for International Business from February 2002 until June 2002. He served as General Manager of Flow Traffic Ltd. from December 1998 until June 2002.

(5)	Represents pension plan contributions paid by Flow Traffic Ltd.

(6)	Mr. Bourgeois was appointed Chief Financial Officer on May 1, 2002.

Stock Options

        The following table summarizes option exercises during fiscal 2003 to or by the executive officers named in the Summary Compensation Table, and the value of the options held by these officers at the end of fiscal 2003. No stock options or stock appreciation rights were granted in fiscal 2003 to the executive officers named in the Summary Compensation Table.

Aggregated Option Exercises in Fiscal 2003
and Value of Options at the End of Fiscal 2003

Name	Shares Acquired on Exercise (#)	Value Realized ($)(1)	Number of Securities Underlying Unexercised Options at 12/31/03	Value of Unexercised In-the-Money Options at 12/31/03 ($)(2)
			Exercisable/ Unexercisable	Exercisable/ Unexercisable

James Murdakes	6,000	35,352	56,000/0	432,200/0
Mats Johan Billow	25,000	156,836	0/75,000	0/629,250
Arthur J. Bourgeois	—	—	7,000/14,000	54,950/109,900

_________________

(1)	Value determined by subtracting the exercise price per share from the closing price per share of our common stock on the date of exercise.

(2)	Value determined by subtracting the exercise price per share from the closing price per share of our common stock on December 31, 2003.

Employment Agreements

      James Murdakes

        Mr. Murdakes was appointed Chief Executive Officer and President on April 15, 2002. The Board of Directors authorized payment of $7,000 per month to Mr. Murdakes as consideration of his service in these capacities. Effective January 1, 2003, the Board increased this consideration to $8,000 per month and in January 2003 also authorized payment of a $10,000 bonus to Mr. Murdakes for his work in fiscal 2002. Effective January 1, 2004, the Board increased Mr. Murdakes’s consideration to $9,330 per month and in February 2004 also authorized payment of a $25,000 bonus for his work in fiscal 2003. On March 23, 2004, Mr. Murdakes signed a Consultancy Agreement with us that (1) reaffirms his monthly retainer for 2004 of $9,330, (2) provides for an annual bonus after the fiscal year end for achieving financial and strategic objectives agreed upon by the Board of Directors at the beginning of such year, and (3) provides for severance pay equal to the monthly retainer on the termination date multiplied by six months or, in the event there is a change of control of Image Sensing Systems, multiplied by 12 months. Mr. Murdakes continues to receive payment of his annual retainer for service on our Board of Directors. See “Compensation of Directors” on page 6 of this proxy statement.

      Mats Johan Billow

        Mr. Billow was appointed Managing Director of our wholly-owned subsidiary Flow Traffic Ltd. in June 2002 and served as Vice President for International Business of Image Sensing Systems from February 2002 until June 2002. Flow Traffic and Image Sensing Systems entered into an employment agreement with Mr. Billow on June 14, 2002, in which we agreed to guarantee certain of Flow Traffic’s obligations to Mr. Billow set forth in the agreement. The agreement was effective as of April 1, 2002 and provides for annual base compensation to Mr. Billow of HK$1,586,000 (approximately US$203,333) per year, which includes a provision for a housing allowance and which is subject to annual review by Flow Traffic’s Board of Directors. Mr. Billow’s annual base compensation for 2004 will increase to HK$1,612,000 (approximately US$207,625).

        In addition to his annual base compensation, Mr. Billow is eligible to receive incentive compensation based on two levels of pre-tax, pre-bonus income earned by Flow Traffic, Ltd. His employment agreement provided that for 2003, if Flow Traffic achieved pre-tax income of between US$181,818 and US$250,000, Mr. Billow would receive a cash bonus in an amount equal to 10% of Flow Traffic’s pre-tax income (but not to exceed $25,000), except that if, after taking the payment of any such bonus into account, Flow Traffic’s pre-tax income fell below $181,818, then the bonus would be decreased by an amount equal to the difference between $181,818 and the lower pre-tax income amount. If, after taking the payment of any such bonus into account, Flow Traffic achieved pre-tax income in excess of US$250,000, then Mr. Billow would receive a bonus of $25,000 plus an additional cash bonus of up to five percent of any pre-tax income exceeding $250,000, after giving effect to all bonuses paid to Mr. Billow and other Flow Traffic employees. Based on this provision, Mr. Billow earned a bonus for 2003 in the amount of $34,085. The Board of Directors of Flow Traffic will follow the same formula for determining whether Mr. Billow will be entitled to incentive compensation for 2004, and has added a third level of bonus payment wherein Mr. Billow will be paid an additional bonus if pre-tax profit, after deducting all other bonuses, exceeds 400,000; this bonus will equal any pre-tax profit in excess of $400,000, limited to $15,000.

        Mr. Billow may terminate his employment agreement for any reason upon six months’ notice, effective no earlier than January 1, 2004. The agreement may be terminated by Flow Traffic for any reason at any time on or after January 1, 2004. Under the agreement, if Flow Traffic terminates Mr. Billow without cause, it must pay him severance in an amount equal to one year of Mr. Billow’s base compensation. During the term of the agreement and for a period of 12 months following any termination of employment, Mr. Billow will not (1) directly or indirectly engage in any business activity that is competitive with any business of Flow Traffic or Image Sensing Systems, (2) provide technical, commercial or professional advice to any business that is competitive with Flow Traffic or Image Sensing Systems, or (3) solicit or otherwise interfere with the relationship between Flow Traffic or Image Sensing Systems and any entity or individual who has been a customer, supplier or employee of Flow Traffic or Image Sensing Systems at any time during the term of Mr. Billow’s employment with Flow Traffic. In addition, the agreement provides for the non-disclosure of confidential information of Flow Traffic and Image Sensing Systems both during the term and following termination of the agreement.

        In connection with the execution of the employment agreement, Mr. Billow was granted an option to purchase 100,000 shares of our common stock. Half of these option shares will vest in cumulative installments of 12,500 shares on the first four anniversaries of the date of grant, and the remaining half will vest in cumulative installments of 12,500 shares on the first four anniversaries of the date of grant only if certain performance targets are met. The option immediately vests in full upon a change in control of Image Sensing Systems.

      Arthur J. Bourgeois

        Mr. Bourgeois was appointed Chief Financial Officer on May 1, 2002. On May 7, 2002 we signed a consultancy agreement with Mr. Bourgeois, which delineated certain responsibilities and established a monthly retainer of $6,500. In January 2003, the Board of Directors approved an increase in Mr. Bourgeois’s monthly retainer to $7,000 and a bonus payment of $10,000 for his work in fiscal 2002. In September 2003, we signed an addendum to the consultancy agreement which (1) delineates additional responsibilities regarding merger and acquisition work and provides for additional pay of $150 per hour for services performed in connection with acquisitions, and (2) in the event of a change of control of Image Sensing Systems, provides for severance pay equal to Mr. Bourgeois’s retainer fee at the time of a change of control multiplied by six. In February 2004, the Board of Directors approved an increase in Mr. Bourgeois’s monthly retainer to $7,667 and a bonus payment of $20,000 for his work in fiscal 2003.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        On January 7, 2002, we purchased all of the shares then held by the minority shareholders of our subsidiary Flow Traffic Ltd., making Flow Traffic our wholly-owned subsidiary. The purchase was made in accordance with the Shares Sale and Purchase Agreement dated November 28, 2001, among Image Sensing Systems and the minority shareholders of Flow Traffic. The agreement was amended on December 31, 2001, April 15, 2002 and June 14, 2002. At the time the agreement was entered into, the minority shareholders of Flow Traffic Ltd. included Mats Johan Billow and Grove Place Limited, a consulting company affiliated with Anthony H. Gould. In February 2002, Mr. Billow and Mr. Gould were elected to our Board of Directors, Mr. Gould was appointed as our interim

President and Chief Executive Officer, and Mr. Billow was appointed as our Vice President for International Business. Mr. Gould resigned from all positions at Image Sensing Systems on April 15, 2002. Prior to this purchase, we owned six shares of Flow Traffic, and the minority shareholders collectively owned four shares of Flow Traffic.

        In accordance with the agreement and amendments, we agreed to pay the following amounts to Mr. Billow and Mr. Gould as consideration for their shares:

•	Cash payments to each of Mr. Billow and Mr. Gould at the time of purchase of $125,000.

•	Additional payments to each of Mr. Billow and Mr. Gould of $225,000, payable at any time between April 1, 2003 and April 30, 2003 upon the request of Mr. Billow or Mr. Gould, which payments were secured by letters of credit drawn in favor of Mr. Billow and Mr. Gould. These payments were made on April 1, 2003.

•	Non-interest bearing notes, maturing on January 7, 2007, in the principal amount of $125,000 for each of Mr. Billow and Mr. Gould. Each of the notes was convertible at any time prior to January 7, 2007, into 50,000 shares of our common stock. The holders were entitled to demand payment for their notes at any time after April 1, 2003. The notes were prepayable by us at any time during 2002 for their principal amount of $125,000 each and without penalty or additional fees. We prepaid these notes in December 2002 to preclude conversion to our common stock.

•	A cash payment of $50,000 to Mr. Gould in April 2002, and a cash payment of $50,000 to Mr. Billow in December 2002, in satisfaction of certain earn-out provisions of the agreement.

REPORT OF THE AUDIT COMMITTEE

        The Audit Committee of the Board of Directors is composed of the following non-employee directors: Mr. Magnuson and Mr. Eleftheriou. Both of the members of the Audit Committee are independent for purposes of the NASDAQ listing requirements. Our Board of Directors has identified both Richard C. Magnuson and Michael G. Eleftheriou to be audit committee financial experts under the rules of the Securities and Exchange Commission. The Audit Committee operates under a written charter adopted by the Board of Directors, a copy of which is attached as Appendix A to this proxy statement.

        The Audit Committee oversees Image Sensing System’s financial reporting process on behalf of the Board of Directors and selects our independent accountants. Management has the primary responsibility for the financial reporting process, including our system of internal controls. The independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards generally accepted in the United States and to issue a report on our financial statements. The committee discusses with the internal and independent auditors the overall scope and plans for their respective audits and meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

        In fulfilling our oversight responsibilities, the Audit Committee has met and held discussions with management and the independent auditors. The Audit Committee reviewed and discussed the financial statements with management and the independent auditors, including a discussion of the application of accounting principles generally accepted in the United States, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also has discussed with the independent auditors the auditors’ independence from management, including whether the provision of non-audit services is compatible with maintaining the auditors’ independence, and matters required to be discussed by the Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Audit Committee received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in Image Sensing Systems’

Annual Report on Form 10-KSB for the fiscal year ended December 31, 2003, filed with the Securities and Exchange Commission. The committee has selected Grant Thornton LLP as independent auditors for Image Sensing Systems for the fiscal year ending December 31, 2004.

Richard C. Magnuson, CHAIR
Michael G. Eleftheriou

INDEPENDENT AUDITORS

Change of Auditors

        On January 8, 2003, we engaged Grant Thornton LLP as our independent auditors for the year ended December 31, 2002, and thereby dismissed Ernst & Young LLP. The decision to change independent auditors was approved by the Board of Directors.

        The reports of Ernst & Young LLP on our financial statements for the two years ended December 31, 2001 and December 31, 2000, contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. In connection with the audits for the fiscal years ended December 31, 2001 and December 31, 2000 and all interim periods preceding the dismissal, there were no disagreements with Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Ernst & Young LLP, would have caused them to make reference thereto in their report on the financial statements for such years. During the fiscal years ended December 31, 2001 and December 31, 2000 and all subsequent interim periods and to January 8, 2003, the date of dismissal, there were no reportable events (as defined in Regulation S-K Item 304(a)(1)(V)).

        During the fiscal years ended December 31, 2001 and December 31, 2000 and to January 8, 2003, we did not consult with Grant Thornton LLP on any items concerning the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on our financial statements, or the subject matter of a disagreement or reportable event with the former auditor (as described in Regulation S-K Item 304(a)(2)).

        We reported the change in accountants on a Form 8-K on January 9, 2003. The Form 8-K contained a letter from Ernst & Young LLP, addressed to the Securities and Exchange Commission, stating that it agreed with the statements concerning Ernst & Young LLP in such Form 8-K.

Appointment of Auditors for Fiscal 2004

        Grant Thornton LLP audited our consolidated financial statements for the fiscal year ended December 31, 2003. The Audit Committee has selected Grant Thornton LLP as our independent auditors for the year ending December 31, 2004. A representative of Grant Thornton LLP is expected to be present at the 2004 annual meeting. The representative will have an opportunity to make a statement at the meeting and will be available to respond to appropriate questions from shareholders.

Fees Paid to Independent Auditors

      Audit Fees

        Audit fees, including aggregate fees for the audit of our annual financial statements, reviews of our quarterly financial statements and review of SEC filings were $42,100 and $41,550, for fiscal years 2003 and 2002, respectively.

   Audit Related Fees

        We paid no audit related fees in fiscal 2003 or 2002.

   Tax Fees

        Tax fees, including tax consulting and tax return preparation were $9,374 and $8,303 for fiscal years 2003 and 2002, respectively.

      All Other Fees

        We paid no other fees in fiscal 2003 or 2002

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services Provided by Our Independent Auditors

        The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent auditors. The Audit Committee has established a policy for pre-approving the services provided by our independent auditors in accordance with the auditor independence rules of the Securities and Exchange Commission. This policy requires the review and pre-approval by the Audit Committee of all audit and permissible non-audit services provided by the independent auditors and an annual review of the financial plan for audit fees.

        To ensure that auditor independence is maintained, the Audit Committee annually pre-approves the audit services to be provided by the independent auditors and the related estimated fees for such services, as well as the nature and extent of specific types of audit-related, tax and other non-audit services to be provided by the independent auditors during the year.

        As the need arises, other specific permitted services are pre-approved on a case-by-case basis during the year. A request for pre-approval of services on a case-by-case basis must be submitted by our Chief Financial Officer, providing information as to the nature of the particular service to be provided, estimated related fees and management’s assessment of the impact of the service on the auditor’s independence. The Audit Committee has delegated to its Chair pre-approval authority between meetings of the Audit Committee. Any pre-approvals made by the Chair must be reported to the Audit Committee. The Audit Committee will not delegate to management the pre-approval of services to be performed by the independent auditors.

        All of the services provided by the independent auditors in fiscal 2003, including services related to the Audit-Related Fees, Tax Fees and All Other Fees described above, were approved by the Audit Committee under its pre-approval policies.

SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING

        Any proposal by a shareholder to be presented in our proxy statement for the 2005 annual meeting must comply with the applicable rules and regulations of the Securities and Exchange Commission and must be received at our principal executive offices, 500 Spruce Tree Centre, 1600 University Avenue West, St. Paul, Minnesota 55104, no later than December 20, 2004. Pursuant to the rules of the Securities and Exchange Commission, proxies solicited by management for the next annual meeting may grant management the authority to vote in its discretion on any proposal submitted by a shareholder otherwise than through inclusion in the proxy statement for the meeting, unless we have received notice of the shareholder proposal at our principal executive offices on or before March 5, 2005.

OTHER MATTERS

        We are including with this proxy statement our Annual Report to Shareholders for the year ended December 31, 2003, which includes an audited balance sheet as of that date and the related statements of operations, cash flows and shareholders’ equity for fiscal 2003, as well as other financial information relating to Image Sensing Systems, including Management’s Discussion and Analysis of Financial Condition and Results of Operations. Shareholders may receive, upon payment of a reasonable fee, a copy of any exhibit to our Annual Report on Form 10-KSB for fiscal 2003, as filed with the Securities and Exchange Commission, by writing to Image Sensing Systems, Inc., 500 Spruce Tree Centre, 1600 University Avenue West, St. Paul, Minnesota 55104, Attention: Chief Financial Officer.

        We know of no matters other than those that are described in this proxy statement to come before the 2003 annual meeting of shareholders. However, if any other matters are properly brought before the meeting, one or more persons named in the enclosed proxy card or their substitutes will vote in accordance with their best judgment on such matters.

/s/   James Murdakes

James Murdakes
Chairman of the Board, Chief Executive Officer,
President and Secretary

Dated: April 19, 2004

Appendix A

Audit Committee Charter

ORGANIZATION

        This charter governs the operations of the audit committee. The committee shall review and reassess the charter at least annually and obtain the approval of the Board of Directors. The committee shall be appointed by the Board of Directors and shall be comprised of at least two Directors, each of whom is independent of management of the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate or shall become financially literate within a reasonable period of time after appointment to the committee and at least one member shall have accounting or related financial management expertise.

STATEMENT OF POLICY

        The audit committee shall provide assistance to the Board of Directors in fulfilling their oversight responsibility to the shareholders, potential shareholders, the investment community, and others relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company’s financial statements, and the legal compliance and ethics programs, as established by management and the Board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel, or other experts for this purpose.

RESPONSIBILITIES AND PROCESSES

        The primary responsibility of the audit committee is to oversee the Company’s financial reporting process on behalf of the Board and report the results of their activities to the Board. Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices, and ethical behavior.

        The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

•	The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Board and the audit committee, as representatives of the Company’s shareholders. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, replace the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the Board the selection of the Company’s independent auditors.

•	The committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s system to monitor and manage business risk, and legal and ethical compliance programs. Further, the committee shall meet separately with the internal auditors and the

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independent auditors, with and without management present, to discuss the results of their examinations.

•	The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

•	The committee shall review with management and the independent auditors the financial statements to be included in the Company’s Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgement about the quality, not just the acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

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IMAGE SENSING SYSTEMS, INC.

ANNUAL MEETING OF SHAREHOLDERS

Wednesday, May 19, 2004

3:30 p.m. Central Time

Science Museum of Minnesota
120 West Kellogg Boulevard
St. Paul, Minnesota 55102

IMAGE SENSING SYSTEMS, INC.	proxy

This proxy is solicited on behalf of the Board of Directors.

The undersigned, having received the Notice of Annual Meeting and Proxy Statement dated April 19, 2004, revoking any proxy previously given, hereby appoint(s) James Murdakes and Arthur J. Bourgeois as proxies (each with the power to act alone and with the power of substitution and revocation) to represent the undersigned and to vote, as designated on the reverse side, all shares of common stock of Image Sensing Systems, Inc. which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 3:30 p.m. Central Time on Wednesday, May 19, 2004 at the Science Museum of Minnesota, 120 West Kellogg Boulevard, St. Paul, Minnesota 55102, and at any adjournment or postponement thereof. This proxy, when properly executed, will be voted as directed by the undersigned. If no direction is given, this proxy will be voted “FOR” all nominees for director and in the discretion of the named proxies on all other matters.

PLEASE MARK, SIGN AND DATE THIS PROXY ON THE REVERSE SIDE AND RETURN IT IN THE
ENCLOSED POSTAGE-PREPAID ENVELOPE.

See reverse side for voting instructions.

\/  Detach below and return using the envelope provided  \/

IMAGE SENSING SYSTEMS, INC. 2004 ANNUAL MEETING OF SHAREHOLDERS

1.	Election of directors:	01 Richard P. Braun 02 Michael G. Eleftheriou 03 Richard C. Magnuson	04 Panos G. Michalopoulos 05 James Murdakes	[ ]	FOR all nominees listed to the left (except as specified below).	[ ]	WITHHOLD AUTHORITY to vote for all nominees listed to the left.

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

Address Change? Mark Box [ ] and indicate changes below:	Date

Signature(s) in Box
PLEASE DATE AND SIGN name(s) exactly as shown on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.